SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1 to Form 8-A Originally Filed on June 11, 1999)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MERCANTILE BANKSHARES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-0898572
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Two Hopkins Plaza
P.O. Box 1477
Baltimore, MD	21203
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Stock Purchase Rights	Nasdaq National Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

AMENDMENT No. 1 TO FORM 8-A

     This Amendment No. 1 amends the Form 8-A, originally filed on June 11, 1999 (the “Form 8-A”). Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1: Description of Registrant’s Securities to be Registered

      Item 1 of the Form 8-A is hereby amended and supplemented by adding the following as the last paragraph:

     On October 8, 2005, Mercantile Bankshares Corporation, a Maryland corporation (“Bankshares”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Bankshares will merge with and into PNC (the “Merger”), with PNC continuing as the surviving corporation. Prior to the execution of the Merger Agreement, Bankshares and Mercantile-Safe Deposit and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Stockholder Protection Rights Agreement dated as of June 8, 1999 (the “Rights Agreement”). The effect of the Rights Agreement Amendment is to permit execution of the Merger Agreement and the consummation of the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

     In particular, the Rights Agreement Amendment provides that neither PNC nor any of its affiliates or associates shall be deemed to be an Acquiring Person, and neither a Stock Acquisition Date nor a Separation Time shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case solely by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger. In addition, pursuant to the Rights Agreement Amendment, the Rights and the Rights Agreement will expire on consummation of the Merger.

     The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2: Exhibits

Exhibit No.	Description

4.1	The Rights Agreement (incorporated by reference to the Form 8-A filed on June 11, 1999).

4.2	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to the Form 8-A filed on June 11, 1999).

4.3	Articles Supplementary with respect to the Class A Preferred Stock, included in Exhibit B to the Rights Agreement (incorporated by reference to the Form 8-A filed on June 11, 1999).

4.4	Amendment to the Stockholder Protection Rights Agreement dated as of June 8, 1999, dated as of October 8, 2006, between Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MERCANTILE BANKSHARES
CORPORATION

	By:	/s/ Terry L. Troupe

		Name:	Terry L. Troupe
		Title:	Chief Financial Officer and Executive Vice President
Date: October 10, 2006

EXHIBIT INDEX

Exhibit Number	Description

4.4	Amendment to the Stockholder Protection Rights Agreement dated as of June 8, 1999, dated October 8, 2006, between Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.